Exhibit 23.3

CONSENT OF QUALIFIED PERSON

The undersigned, Gregory Kenneth Kulla, hereby states as follows:

I, Gregory Kenneth Kulla, prepared the “Technical Report On The Idaho-Maryland Project: Grass Valley California, USA” with an effective date of 1 June 2017 (the “Technical Report”), portions of which are extracted or summarized (the “Summary Material”) in the annual report on Form 10-K of Rise Gold Corp. for the year ended July 31, 2018, which was filed with the Securities and Exchange Commission (the “Commission”) on October 30, 2018 (the “Form 10-K”), as amended by Amendment No. 1 to the Form 10-K filed with the Commission on January 16, 2019.

I hereby consent to the incorporation by reference in this registration statement on Form S-1 of the references in the Form 10-K, as amended, to the Technical Report, the Summary Material, and my name.

Date: April 17, 2019	By:	/s/ Gregory Kenneth Kulla
Name: Gregory Kenneth Kulla, PGeo.